Exhibit 23.1










                          Independent Auditors' Consent



The Board of Directors
Capital Southwest Corporation:


We consent to the incorporation by reference in the registration statement (No. 33-43881) on Form S-8 of Capital Southwest Corporation of our report dated April 25, 2003, with respect to the consolidated statements of financial condition of Capital Southwest Corporation and subsidiary as of March 31, 2003 and 2002, including the portfolio of investments as of March 31, 2003, and the related consolidated statements of operations, changes in net assets, and cash flows for each of the years in the three-year period ended March 31, 2003, and the selected per share data and ratios for each of the years in the five-year period ended March 31, 2003, which report appears in the annual report to shareholders for the year ended March 31, 2003, and is incorporated by reference in the March 31, 2003 annual report on Form 10-K of Capital Southwest Corporation.

                                    KPMG LLP


Dallas, Texas
June 12, 2003